Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Christopher G. Wheeler of Fisher Communications, Inc. 206-404-6784

FISHER COMMUNICATIONS SUSPENDS DIVIDEND

SEATTLE, WASHINGTON—July 3, 2002—Following a meeting of its Board of Directors held today, Fisher Communications, Inc. (Nasdaq:  FSCI) announced that the board has voted to suspend payment of the quarterly dividend. The Board of Directors intends to consider future dividends based upon the company’s ongoing financial results.

“Beginning last year, Fisher reduced operating expenses significantly,” said Fisher President and CEO, William W. Krippaehne Jr. “However, a lagging northwest economy compounded by poor ABC Network performance continues to adversely affect advertising revenue, particularly in our key Seattle market. In light of these current conditions and our ongoing capital commitment for Fisher Plaza, we believe it’s both prudent and in the best interests of the company to take this step.” Today’s action will result in a cash saving this quarter of approximately $2,235,000.

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located in the Northwest and the Southeast, and its 28 radio stations in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production business, as well as Fisher Pathways, a satellite and fiber provider, and Fisher Plaza, a digital communications hub located in Seattle.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this press release include without limitation, the statement regarding the intention of the Board of Directors to consider future dividends based upon the company’s ongoing financial results. There are many risks and uncertainties that could cause actual results to differ materially from those predicted in our forward-looking statements. Without limitation, these factors include the following: the weak economy in the Northwest could continue to adversely affect the company’s financial results; the company is servicing a significant amount of debt; and continued weak performance by the ABC television network could adversely affect our business and results of operations. Other factors that could cause actual results to differ materially from those predicted in our forward-looking statements are set out in the company’s reports filed with the SEC, including its Annual Report on Form 10-K filed on March 27, 2002 and its Quarterly Report on Form 10-Q for the first quarter of 2002, filed on May 15, 2002.

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